Exhibit 10.15
DUPONT VARIABLE COMPENSATION PLAN
I.	PURPOSES

The purposes of this Variable Compensation Plan (the “Plan”) are: (a) to provide greater incentive for employees continually to exert their best efforts on behalf of E. I. du Pont de Nemours and Company (the “Company”) by granting them compensation that, combined with their regular salaries, results in total compensation that is competitive based on performance; and (b) to further the identity of interests of such employees with those of the Company’s stockholders generally.

II.	FORM OF GRANTS
1.	Variable compensation under this Plan may be granted in acquired common stock of this Company, or in new common stock to be issued directly to the beneficiaries, or in cash, or in two or more of said forms.

2.	The Compensation Committee shall determine the portion of each award under this Plan to be paid in cash and the portion to be delivered to the beneficiary in the form of common stock.
III.	LIMITATIONS ON GRANTS
1.	Grants under this Plan shall be made from the Variable Compensation Fund which the Company shall establish and to which shall be credited annually an amount to be determined by the Compensation Committee. This amount shall not exceed 20% of the “variable net income.” For any year, the maximum amount of the individual grant under this Plan to the Chief Executive Officer or any of the four other highest compensated executive officers of the Company at year-end shown in the Company’s Proxy Statement, or such other individuals as may be prescribed in rules under Section 162(m) of the Internal Revenue Code, shall not exceed 2% of the maximum amount which may be credited to the Fund for such year; however, the Compensation Committee, or the Board of Directors if the grant is made to an employee director, may in its discretion make individual grants which are less than such individual maximum amount. This Plan shall be interpreted consistent with the requirements of performance-based compensation plans under Section 162(m) of the Internal Revenue Code.

2.	The term “variable net income” for any year, as used in this Plan, shall mean the amount of net income or loss as shown in the Consolidated Income Statement of this Company and its consolidated subsidiaries set forth in the Annual Report to the Stockholders for such year; provided, however, that such net income or loss shall be adjusted to omit the effects of:
(i)	charges and/or credits resulting from extraordinary items, accounting changes (including charges and/or credits to current year operations therefrom), and similarly disclosed amounts in the Company’s Consolidated Income Statement, and

(ii)	any charges/credits disclosed in the footnotes to Segment Information for such year;
and shall be further adjusted by:
(a)	adding any amount which has been deducted in computing said net income with respect to any provision for the Variable Compensation Fund, and

(b)	deducting an amount equal to 6% of the “variable net capital employed,” as defined in paragraph 3 of this Article.
3.	The term “variable net capital employed” for any year, as used in this Plan, shall mean the average of the amounts of Stockholders’ Equity as of December 3lst of such year and December 3lst of the preceding year, as shown in the Consolidated Balance Sheets of this Company and its subsidiaries set forth in the Annual Reports to the Stockholders, after adjusting said amounts, however, by adding to Stockholders’ Equity as stated in the later of such Balance Sheets any amount which has been deducted in computing net income with respect to any provision for the Variable Compensation Fund, as described in paragraph 2(a) of this Article.

4.	Grants for each year need not have an aggregate value equal to the entire amount available in the Variable Compensation Fund. Any ungranted portion of the Fund shall be carried forward and be available for grants in a succeeding year or years, and while grants in the aggregate for any year may exceed the amount credited for that year to the Variable Compensation Fund, they shall not exceed the total amount in the Fund.
IV.	ADMINISTRATION
1.	Except as otherwise specifically provided, the Plan shall be administered by the Compensation Committee of the Company’s Board of Directors. The Compensation Committee shall be elected pursuant to the Bylaws of the Company, and the members thereof shall be ineligible for grants for services performed while serving on said Committee.

2.	The decision of the Compensation Committee with respect to any questions arising as to interpretation of this Plan, including the severability of any and all of the provisions thereof, shall be final, conclusive and binding.
V.	ELIGIBILITY FOR GRANTS
1.	Grants under the Plan may be made to those employees who have contributed the most in a general way to the Company’s success by their ability, efficiency, and loyalty, consideration being given to ability to succeed in more important managerial responsibility in the Company. Grants may also be made to:
(a)	a person performing services on a consultant basis,

(b)	an employee who retired or plans to retire pursuant to the provisions of the pension and retirement plan or policy of a plan company,

(c)	a former employee, and

(d)	the surviving spouse or estate of a deceased employee.
No grant may be made to a director except for services performed as an employee of a plan company.
2.	Except as set forth in subparagraphs (a) to (d) of the preceding paragraph, to be eligible for a grant an employee shall be employed by a plan company as of the date final action is taken on a grant under this Plan and shall be expected to continue in the employ of such a company.

3.	For purposes of this Plan, the term “employee” shall include an employee of a corporation or other business entity in which the Company shall directly or indirectly own fifty percent or more of the outstanding voting stock or other ownership interest. The term “plan company” as used in this Plan shall mean a business entity whose employees are eligible for grants under this Plan.
VI.	GRANTS
1.	The Compensation Committee shall determine each year the total amount of the Variable Compensation Fund to be distributed. Grants for any calendar year shall be made as soon as practicable after the close of such calendar year.

2.	Employees in countries other than the United States may be granted variable compensation through plans or programs other than this Plan.
VII.	STOCK FOR GRANTS
1.	With respect to the portion of grants under this Plan to be delivered in common stock, the Compensation Committee of the Company’s Board of Directors shall determine whether, and to what extent, such portion of the grants shall be in new common stock to be issued directly to beneficiaries, or in common stock acquired by the Company.

2.	The value per share at which common stock is to be granted to beneficiaries under this Plan shall be fixed and determined by the Board of Directors. Common stock to be delivered in payment of grants under this Plan shall be issued or registered in the names of beneficiaries at the time of delivery provided under Article IX hereof.
VIII.	RECOMMENDATIONS AND GRANTS
1.	Recommendations for grants to members of the Board of Directors shall be made by the Compensation Committee. Recommendations for grants to employees who are not members of the Board of Directors shall be made to the Compensation Committee by the Office of the Chief Executive.

2.	Any grant to a director shall be made in the sole discretion of the Board of Directors, a majority of whose members taking final action on any such grant shall be ineligible for grants under Article V. Any grant to an employee who is not a member of the Board of Directors shall be made in the sole discretion of the Compensation Committee which shall take final action on any such grant. No person shall have a right to a grant under this Plan until final action has been taken to make such grant. At the discretion of the Compensation Committee, grants to employees of a plan company may be made subject to approval by the Board of Directors or other management group of such company.

3.	Action to establish a minimum liability for variable compensation grants under this Plan, if deemed appropriate, shall be taken by the Compensation Committee prior to year-end of the calendar year for which grants are to be made.
IX.	DELIVERY OF GRANTS

When any stock or cash is granted under this Plan, certificates of stock, or cash, as the case may be, representing such grant, shall be delivered to the beneficiary promptly, or at such future times and under such terms and conditions as the Compensation Committee may determine. If it is determined that the grant be delivered promptly to the beneficiary, that beneficiary may be given the option to defer delivery of the grant to the extent provided in terms and conditions established by the Compensation Committee.

X.	AMENDMENTS

While it is the present intention of the Company to make grants annually, the Board of Directors reserves the right to modify this Plan from time to time or to repeal the Plan entirely, or to direct the discontinuance of making grants either temporarily or permanently; provided, however, that no modification of this Plan shall operate to annul, without the consent of the beneficiary, a grant already made hereunder; provided, also, that no modification without approval of the stockholders shall increase the maximum amount which may be credited to the Variable Compensation Fund as hereinabove provided.

XI.	MISCELLANEOUS

All expenses and costs in connection with the operation of this Plan shall be borne by the Company and no part thereof shall be charged against the Variable Compensation Fund.